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                                                                    Exhibit 99.1

                               [LOGO]AmeriCredit



                          AMERICREDIT REVISES NET LOSS
                     FOR THE QUARTER ENDED DECEMBER 31, 2002

FORT WORTH, Texas (Feb. 12, 2003) -- AmeriCredit Corp. (NYSE:ACF) today revised its net loss for the quarter ended December 31, 2002, to reflect an additional non-cash charge of $27.8 million (pre-tax) related to the present value effect of the expected delay in receiving cash distributions from FSA-insured securitization trusts.

AmeriCredit anticipates it is probable that targeted net loss ratios will be exceeded in certain of its FSA-insured securitizations during calendar year 2003 resulting in cash being used to build credit enhancement to higher levels prior to ultimate distribution to the Company. The Company's credit enhancement assets are carried on its financial statements based on the present value of future cash distributions from securitization trusts. The expected delay reduces the present value of the cash distributions and necessitates the charge.

Prior to its January 16, 2003, release of second quarter operating results, the Company and its independent accountants initially determined that the timing of the charge, if any, would be applicable to future periods. Based on further consultation, AmeriCredit and its independent accountants concluded that the charge should be taken in the December 2002 quarter.

The net loss for the December 2002 quarter is now $44.7 million, or $0.29 per share (compared to $27.6 million, or $0.18 per share, as previously released). The charge will be reflected on the financial statements to be included in AmeriCredit's regular quarterly report on Form 10-Q expected to be filed on February 14, 2003.

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
AmeriCredit Corp.
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except Per Share Amounts)
                                                  Three Months Ended                             Six Months Ended
                                                     December 31,                                  December 31,
                                          ----------------------------------           ---------------------------------
                                               2002                 2001                    2002                 2001
                                          -------------        -------------           -------------       -------------
Revenue:
       Finance charge income              $     133,943        $      80,027           $     224,572       $     176,824
       Gain on sale of receivables                    -              108,690                 132,084             201,620
       Servicing fee income                      23,786               94,571                 131,861             179,806
       Other income                               5,613                3,377                  10,633               6,250
                                          -------------        -------------           -------------       -------------
                                                163,342              286,665                 499,150             564,500
                                          -------------        -------------           -------------       -------------
Costs and expenses:
       Operating expenses                       109,242              108,390                 225,068             207,766
       Provision for loan losses                 86,892               16,667                 152,676              31,509
       Interest expense                          39,884               30,557                  79,903              66,147
                                          -------------        -------------           -------------       -------------
                                                236,018              155,614                 457,647             305,422
                                          -------------        -------------           -------------       -------------

Income (loss) before income taxes               (72,676)             131,051                  41,503             259,078

Income tax provision (benefit)                  (27,980)              50,455                  15,979              99,745
                                          -------------        -------------           -------------       -------------

       Net income (loss)                  $     (44,696)       $      80,596           $      25,524       $     159,333
                                          =============        =============           =============       =============

Earnings (loss) per share:
       Basic                              $       (0.29)       $        0.95           $        0.21       $        1.89
                                          =============        =============           =============       =============
       Diluted                            $       (0.29)       $        0.91           $        0.21       $        1.79
                                          =============        =============           =============       =============

Weighted average shares                     153,001,207           84,546,353             119,420,462          84,217,345
                                          =============        =============           =============       =============
Weighted average shares and
       assumed incremental shares           153,001,207           88,669,914             120,032,197          89,253,406
                                          =============        =============           =============       =============

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
Condensed Consolidated Balance Sheets
(Unaudited, Dollars in Thousands)
                                                         December 31,            September 30,             June 30,
                                                             2002                    2002                    2002
                                                      -------------------      ------------------      -----------------

Cash and cash equivalents                                    $   215,826             $    97,059            $   119,445
Finance receivables, net                                       3,779,648               2,041,316              2,198,391
Interest-only receivables from Trusts                            356,805                 556,285                514,497
Investments in Trust receivables                                 791,343                 742,464                691,065
Restricted cash - gain on sale                                   356,138                 386,499                343,570
Restricted cash - securitization notes                           117,205                       -                      -
Restricted cash - medium term notes                              265,877                 198,468                 27,759
Other assets                                                     407,179                 345,011                330,204
                                                      -------------------      ------------------      -----------------

       Total assets                                          $ 6,290,021             $ 4,367,102            $ 4,224,931
                                                      ===================      ==================      =================

Borrowings under warehouse lines                             $ 1,750,000             $ 1,820,409            $ 1,751,974
Securitization notes payable                                   1,792,399                       -                      -
Senior notes                                                     379,668                 381,676                418,074
Other notes payable                                               69,683                  64,534                 66,811
Other liabilities                                                407,631                 599,642                555,756
                                                      -------------------      ------------------      -----------------

       Total liabilities                                       4,399,381               2,866,261              2,792,615

Shareholders' equity                                           1,890,640               1,500,841              1,432,316
                                                      -------------------      ------------------      -----------------

       Total liabilities and shareholders' equity            $ 6,290,021             $ 4,367,102            $ 4,224,931
                                                      ===================      ==================      =================


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
Cash Flow Data
(Unaudited, Dollars in Thousands)                     Three Months Ended                            Six Months Ended
                                                         December 31,                                 December 31,
                                                ----------------------------              -------------------------------
                                                   2002              2001                    2002                 2001
                                                ----------        ----------              ----------           ----------
Cash flows from operating activities:

Net income (loss)                               $ (44,696)        $  80,596               $  25,524            $ 159,333

Adjustments to reconcile net income
   to net cash provided by operating
   activities:

     Depreciation and amortization                 11,383             8,156                  22,536               16,469
     Provision for loan losses                     86,892            16,667                 152,676               31,509
     Deferred income taxes                        (81,211)          (26,413)                (79,061)              15,178
     Accretion of present value discount          (18,726)          (35,997)                (62,855)             (70,235)
     Impairment charge                             72,890             7,573                  91,834               13,969
     Non-cash gain on sale of receivables               -           (99,859)               (124,831)            (189,537)
     Other                                         (1,789)                -                   4,240                    -

Distributions from Trusts - gain on sale           47,856            57,130                 111,118              127,863

Change in assets and liabilities:

     Other assets                                   8,175            (2,348)                (16,549)             (29,465)
     Accrued taxes and expenses                   (63,572)           27,311                 (28,695)              43,225
                                                ---------         ---------               ---------            ---------

Operating cash flow, excluding initial deposits
   to securitization Trusts and purchases,
   principal collections and sales of
   receivables                                     17,202            32,816                  95,937              118,309

Initial deposits to securitization Trusts        (235,621)          (38,500)               (293,722)             (73,000)
                                                ---------         ---------               ---------            ---------

                                                $(218,419)        $  (5,684)              $(197,785)           $  45,309
                                                =========         =========               =========            =========
Total cash flow generated by securitization
   Trusts                                       $ 105,420         $ 107,891               $ 245,651            $ 197,310
                                                =========         =========               =========            =========

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About AmeriCredit
-----------------

AmeriCredit Corp. is the largest independent middle-market auto finance company in North America. Using its branch network and strategic alliances with auto groups and banks the company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has more than one million customers throughout the United States and Canada and more than $16 billion in managed auto receivables. The company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company's filings and reports with the Securities and Exchange Commission including the Company's annual report on Form 10-K for the period ended June 30, 2002. Such risks include -- but are not limited to -- deteriorating economic environment, adverse portfolio performance, reliance on capital markets, fluctuating interest rates, increased competition, regulatory changes and tightening labor markets. These forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

Contact:

Investor Relations                                            Media Relations
------------------                                            ---------------
Kim Pulliam                    Jason Landkamer                John Hoffmann
(817) 302-7009                 (817) 302-7811                 (817) 302-7627

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